30 Shelter Rock Road Danbury CT 06810	Tel: (203) 797-2699	Fax: (203) 797-2697

April 26, 2005

Mr. Michael E. Reed

2918 Creek View Drive

Flower Mound, TX 75022

Dear Michael:

            We are pleased to inform you that after careful consideration EEI Technologies, Inc, d/b/a Electro Energy, Inc. (the "Company") has decided to extend this offer of employment. This decision is made, in part, based on the information provided by you to the Company in your employment interviews as well as your resume. This letter sets forth the terms of the offer which, if you accept, will govern your employment. The Company anticipates that you will move to the Danbury, Connecticut area within four months of your initial employment date.

            You will be employed in the position of Chief Operating Officer and President and will report directly to the Chief Executive Officer and Chairman of the Board of Directors of the Company. You will have responsibility for overseeing all operations of the company in Danbury and Colorado Springs, subject to any modification of your responsibilities and authority that the Chief Executive Officer and Chairman may implement in his discretion. We propose that you start your employment on May 1, 2005 or earlier if possible.

            Your compensation package is attached to this letter as Schedule A, which is made a part hereof.

            Our employment relationship will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason. If after you move to the Danbury, Connecticut area and your employment is terminated by the Company for reasons other than "cause" ("cause" being defined as willful failure to perform duties to the company, or material breach or violation of this letter (and failure to cure such breach after thirty (30) days' prior written notice), or breach or violation of that certain Confidentiality and Invention Assignment Agreement referenced below, or dishonesty, gross misconduct, conviction of a felony or aid of a competitor), or if after you move to the Danbury, Connecticut area you resign for "good reason" ("good reason" being defined as (i) the company's material breach of its obligations under this agreement and failure to cure such breach after 30 day's prior written notice), (ii) reduction of position responsibilities or title, (iii) change in reporting relationship, that is, you are required at any time to directly report to anyone other than the Chief Executive Officer of the Company, or (iv) reduction in any of your compensation package described on Schedule A, the company shall pay you a severance equal to nine (9) months' base salary plus an amount equal to cash bonus earned in the prior nine (9) months, payable in equal monthly payments the first day of the month over the nine (9) month period. You agree and acknowledge that (i) you shall not be entitled to any other severance, compensation or other benefit in the event that the Company terminates your employment without cause or you terminate your employment with good reason after you relocate, (ii) you will not be entitled to any severance, compensation or other benefits in the event that the Company terminates your employment with cause or you terminate your employment without good reason and (iii) you hereby waive and release the Company from any claim for any other severance, compensation or other benefit in such events.

            In order to minimize the potentially high costs incurred by all parties involved in employment disputes, any controversy arising out of or relating to your employment with the Company or the cessation of your employment with the Company, including without limitation, any claim by you against the Company or any of its affiliates, directors, stockholders, officers, agents or employees under federal, state or local statutory or common law, and any dispute over the scope of this paragraph, shall be resolved solely by binding arbitration in Fairfield County, Connecticut. The arbitration will be conducted in accordance with the presently prevailing commercial dispute resolution rules of the American Arbitration Association (the "AAA") subject to the provisions of this letter. You and the Company agree to keep confidential from third parties (other than the arbitrator and the AAA) the existence of any dispute, unless otherwise required by law. A judgment on the arbitrator's decision shall be final and may be entered in any court having jurisdiction. The arbitration procedure shall be in lieu of any and all actions in law or equity except as otherwise allowed under the Company's Confidentiality and Invention Assignment Agreement referenced below.

            In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of, and arbitration required by, this letter, shall be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to that state's principles of conflicts of law.

            You also will be subject to the Company's Confidentiality and Invention Assignment Agreement, which is enclosed with this letter and must be signed and returned to the Company. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services. You hereby agree to indemnify and hold the Company harmless from and against any and all claims, losses, actions and expenses (including without limitation attorney's fees and costs) arising from or related to any breach of the representations in the immediately preceding sentence.

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            You will be covered by any Company Officers and Directors Liability Insurance policies. You will be eligible for the company's existing benefits programs with the exceptions listed on Schedule A.

            The terms set forth in this letter may be amended in the future, but only in writing and which is signed by both you and, on behalf of the Company, by a duly authorized officer.

            If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom, initial each page, and return it to me, along with an executed Confidentiality and Invention Assignment Agreement. We hope you accept this offer and we look forward to working with you in taking Electro Energy Inc.

EEI Technologies, Inc, d/b/a Electro Energy Inc.	Agreed to and Accepted:

/s/Martin Klein	/s/Michael E. Reed
Martin Klein	Michael E. Reed
Chairman and CEO

April 28, 2005
Dated

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SCHEDULE A

Your compensation is comprised of the following components:

1)	Minimum annual base salary is $190,000 plus the usual company benefits all of which shall begin on the date of employment in accordance with the Company's plans with the following exceptions:

	a)	Vacation eligibility will be fifteen (15) days paid per calendar year after six (6) months of employment.

	b)	The Company will reimburse the employee for expense for medical and dental coverage of the employee until Company provided Health Benefits become effective, but not to exceed a period of ninety (90) days after commencement of employment.

The Board of Directors agrees to review your compensation plan on an annual basis.

2)	You will be eligible for an annual bonus based on goals and objectives set by the Board of Directors in consultation with you. You will also be eligible for a prorated allocation of the bonus in the first year ending December 31, 2005, based on starting date. The Board of Directors agrees to review your bonus compensation on an annual basis.

3)	In addition to covering routine relocation expenses from Flower Mound, Texas, the Company will reimburse your miscellaneous expenses (e.g. moving, house hunting, spousal trips, temporary transportation and living, etc.) in an amount not to exceed $15,000.

4)	The Company is proposing a new stock option plan to its shareholders. Subject to their approval, you will be granted an option to purchase 200,000 shares of common stock of the Company, which will vest in equal amounts over the four years commencing with your date of employment, at the market price on the date of grant and will be subject to all other provisions of the new stock option plan.